                             _____________________

                                  EXHIBIT 2.2

                               Merger agreement
                        DATED NOVEMBER 23, 1998 BETWEEN
                         FRONTIER NATIONAL CORPORATION
                       AND THE FRONTIER AGENCY, INC. AND
                           WRIGHT-SPRAYBERRY, INC.,
                           CORNELIA LEIGH A. WRIGHT,
                      CAROL H. SPRAYBERRY, SAM H. WRIGHT
                           AND STEVEN E. SPRAYBERRY
                             _____________________

                               MERGER AGREEMENT


                            DATED NOVEMBER 23, 1998



                                    BETWEEN



                       FRONTIER NATIONAL CORPORATION and
                           THE FRONTIER AGENCY, INC.

                                      AND

                            WRIGHT-SPRAYBERRY, INC.
                           CORNELIA LEIGH A. WRIGHT
                              CAROL H. SPRAYBERRY
                              SAM H. WRIGHT, AND
                             STEVEN E. SPRAYBERRY

                               TABLE OF CONTENTS

ARTICLE 1

The Merger..................................................................   1
       1.1   The Merger.....................................................   1
       1.2   Effective Date.................................................   2
       1.3   Effect of the Merger...........................................   2
       1.4   Continuation of Business.......................................   2
       1.5   Conversion of Shares...........................................   2
       1.6   Consideration..................................................   3
       1.7   Exchange of Certificates.......................................   3
       1.8   Closing of Transfer Books......................................   3
       1.9   Fractional Shares..............................................   3

ARTICLE 2

Representations and Warranties of the Target and Target Shareholders........   4
       2.1   Organization...................................................   4
       2.2   Capitalization.................................................   4
       2.3   Corporate Authorization........................................   5
       2.4   Governmental Authorization.....................................   5
       2.5   Non-Contravention..............................................   5
       2.6   Financial Statements...........................................   5
       2.7   Absence of Certain Changes.....................................   6
       2.8   Accounts Receivable............................................   7
       2.9   Absence of Undisclosed Liabilities.............................   7
       2.10  Debt Instruments...............................................   7
       2.11  Contracts......................................................   7
       2.12  Taxes..........................................................   8
       2.13  Labor..........................................................   9
       2.14  Employee Benefit Plans.........................................   9
       2.15  Investment Representations.....................................  12
       2.16  Intellectual Property and Intangible Property..................  13
       2.17  Permits and Licenses...........................................  13
       2.18  Compliance with Law and Other Regulations......................  13
       2.19  Litigation.....................................................  14
       2.20  Personal Property..............................................  14
       2.21  Real Property..................................................  14
       2.22  Insurance......................................................  15
       2.23  Environmental Matters..........................................  16
       2.24  Bank Accounts..................................................  16
       2.25  Transactions with Related Parties..............................  16
       2.26  Directors, Officers and Employees..............................  16
       2.27  Books and Records..............................................  17

       2.28  Adequacy of Disclosure.........................................  17
       2.29  Finder's Fees..................................................  17
       2.30  Accounting Matters.............................................  17
       2.31  Consents.......................................................  17
       2.32  Sole Agreement to Merge or Sell................................  17

ARTICLE 3

Representations and Warranties of the Purchaser and the Ag..................  18
       3.1   Organization and Power.........................................  18
       3.2   Capitalization.................................................  18
       3.3   Corporate Authorization........................................  19
       3.4   Governmental Authorization.....................................  19
       3.5   Non-Contravention..............................................  19
       3.6   Reports and Financial Statements...............................  20
       3.8   Litigation.....................................................  20
       3.9   Compliance with Law and Other Regulations......................  20

ARTICLE 4

Covenants of the Target and Target Shareholders.............................  21
       4.1   Affirmative Covenants..........................................  21
       4.2   Access and Information.........................................  21
       4.3   Conduct of Business Pending the Transaction....................  21
       4.4   Corporate Authorization........................................  23
       4.5   Pooling Accounting.............................................  24
       4.6   Exclusivity....................................................  24
       4.7   Expenses.......................................................  24
       4.8   Notification of Certain Matters................................  24

ARTICLE 5

Covenants of the Purchaser and the Agency...................................  25
       5.1   Affirmative Covenants..........................................  25
       5.2   Cooperation....................................................  25
       5.3   Confidential Information.......................................  26
       5.4   Expenses.......................................................  26

ARTICLE 6

SECURITIES MATTERS..........................................................  26
       6.1   Securities Compliance..........................................  26
       6.3   Affiliates/Pooling of Interests and Tax Matters................  27

ARTICLE 7

Conditions Precedent to the Merger..........................................  28
       7.1   Conditions Precedent to Each Party's Obligations...............  28

       7.2  Conditions Precedent of Purchaser and the Agency................  29
       7.3  Conditions Precedent to Obligations of the Target...............  30

ARTICLE 8

Indemnification.............................................................  31
       8.1  Indemnification by the Target and Target Shareholders...........  31
       8.2  Indemnification by Purchaser....................................  32
       8.3  Procedure for Indemnification Claims............................  32

ARTICLE 9

Miscellaneous...............................................................  33
       9.1  Termination.....................................................  33
       9.2  Amendment.......................................................  34
       9.3  Assignment......................................................  34
       9.4  Descriptive Headings............................................  34
       9.5  Notices.........................................................  34
       9.6  Governing Law...................................................  35
       9.7  Public Announcements............................................  35
       9.8  Survival of Representations and Warranties......................  36
       9.9  Extensions and Waivers..........................................  36
       9.10 Counterparts....................................................  36
       9.11 Entire Agreement................................................  36

                               MERGER AGREEMENT
                               ----------------

     This MERGER AGREEMENT (the "Agreement") is made as of November 23, 1998, (such date being sometimes referred to herein as "the date hereof"), among Frontier National Corporation, an Alabama corporation (the "Purchaser"), The Frontier Agency, an Alabama corporation (the "Agency"), Cornelia Leigh A. Wright, Carol H. Sprayberry, Sam H. Wright, and Steven E. Sprayberry (the "Target Shareholders") and Wright Sprayberry, Inc., an Alabama corporation (the "Target") (the Purchaser, the Agency, the Target Shareholders, and the Target being sometimes collectively referred to herein as the "Parties").

                                  WITNESSETH:
                                  -----------

     WHEREAS, the Parties propose to effectuate a transaction by which the Agency, a wholly-owned subsidiary of First National-America's Bank, which is a wholly-owned subsidiary of the Purchaser, will merge with and into the Target, as a result of which (a) the Target, as the surviving corporation, will become a wholly-owned subsidiary of First National-America's Bank, and (b) the holders of the outstanding capital stock of the Target will receive the consideration hereinafter set forth (the "Merger"); and

     WHEREAS, the respective Boards of Directors of the Purchaser, the Agency, and the Target have approved or will approve this Agreement and have determined that it is desirable and in each of their best interests that the business of the Target be combined with that of the Purchaser by merger of the Agency with and into the Target so that the Target will become a wholly-owned subsidiary of First National-America's Bank as set forth herein; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests."

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

                                   ARTICLE 1
                                   --------

                                  The Merger
                                  ----------

          1.1  THE MERGER.  On the Effective Date (as defined in Section 1.2
               ----------
herein), the Agency will merge with and into the Target, with the Target being the surviving corporation (the "Surviving Corporation"), upon the terms and provisions set forth in this Agreement, the Plan of Merger attached as Exhibit 1.1, and in accordance with the Alabama Business Corporation Act.

          1.2  EFFECTIVE DATE.  As soon as practicable after the satisfaction
               --------------
or waiver of each condition to the Parties' obligations hereunder, the Parties will take such action as is required by law to make the Merger effective, including the execution of duly executed Articles of Merger in the form attached as Exhibit 1.2 in accordance with the provisions the Alabama Business
   -----------
Corporation Act, and a
closing will be held on such date (the "Closing Date"). The Merger shall become effective on the date and as of the time Articles of Merger shall be filed with the Secretary of State of Alabama, which filing shall occur no later than the earlier of the second business day following the satisfaction of the conditions set forth in Article 7 of this Agreement, or December 31, 1998, unless another date and time is agreed to in writing by the Parties hereto. Such date and time are herein referred to as the "Effective Date."

          1.3  EFFECT OF THE MERGER.  The Merger shall have the effect set forth
               --------------------
in Section 10-2B-11.06 of the Alabama Business Corporation Act.

          1.4  CONTINUATION OF BUSINESS.  Immediately following the Effective
               ------------------------
Date, the business of the Surviving Corporation shall be governed and operated as follows:

          (a) The Articles of Incorporation and Bylaws of the Target in effect on the Effective Date shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, to remain unchanged until amended as provided by law.

          (b) The officers of the Surviving Corporation immediately after the Merger shall be those persons identified on Schedule 1.4(b) of this Agreement.
                                            ---------------

          (c) The directors of the Surviving Corporation immediately after the Merger shall be those persons identified on Schedule 1.4(c) of this Agreement.
                                            ---------------

          (d) The name of the Surviving Corporation shall be changed to The Frontier Agency, Inc.

          1.5  CONVERSION OF SHARES.  As of the Effective Date, by virtue of the
               --------------------
Merger and without any further action on the part of any holder of (i) shares of Common Stock of the Target ("Target Shares") or (ii) shares of Common Stock of the Purchaser ("Purchaser Shares"):

          (a)  Capital Stock of the Agency.  Each issued and outstanding share
               ---------------------------
of capital stock of the Agency shall be converted into and become one (1) fully paid and nonassessable share of Common Stock, par value $10.00 per share, of the Surviving Corporation; and

          (b)  Cancellation of Target Treasury Stock.  Each Target Share that is
               -------------------------------------
owned by the Target shall automatically be canceled and retired and shall cease to exist, and no Purchaser Shares or other consideration shall be delivered in exchange therefor.

          (c)  Conversion of Target Shares.  The Target Shares which are issued
               ---------------------------
and outstanding immediately prior to the Merger other than Target Shares to be canceled in accordance with Section 1.5(b), considered in the aggregate, shall be converted into the right to receive the Consideration (as defined below). As of the Effective Date, each holder of any certificate representing any such Target Shares shall cease to have any rights with respect thereto, except the right to receive the Consideration (as defined below) upon the surrender of such certificate in accordance with Section 1.7 of this Agreement, and the Purchaser shall issue certificates representing the Consideration (as defined below).

          (d)  Shares of Purchaser Shall Remain Outstanding.  Subsequent to the
               --------------------------------------------
Effective Date, each share of stock of the Purchaser then issued and outstanding shall remain as the issued and outstanding stock of the Purchaser.

          1.6  CONSIDERATION.  The Consideration for the Target Shares shall be
               -------------
an aggregate of 49,339 Purchaser Shares (the "Consideration"), which shall be distributed to the Target Shareholder based upon 49.34 Purchaser Shares for each Target Share owned.

          1.7  EXCHANGE OF CERTIFICATES.  On the Closing Date, the Target
               ------------------------
Shareholders shall deliver to the Purchaser the certificates that immediately prior to the Effective Date represented all issued and outstanding Target Shares (collectively, the "Target Certificates"). Upon surrender of each of the Target Certificates, each such shareholder shall be entitled to receive in exchange therefor a certificate representing his or her respective portion of the Consideration, as set forth in Section 1.6 of this Agreement, and each of the Target Certificates so surrendered shall forthwith be canceled.

          1.8  CLOSING OF TRANSFER BOOKS.  The Consideration issued upon the
               -------------------------
surrender of the Target Certificates shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Target Shares theretofore represented by such Target Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Target Shares.

          1.9  FRACTIONAL SHARES.  No fractional share certificate of Purchaser
               -----------------
Shares shall be issued in connection with the conversion of the Target Shares into Purchaser Shares nor will any outstanding fractional share interest entitle the holder thereof to vote, to receive dividends, or to exercise any other rights of a shareholder of the Surviving Corporation. In lieu of any such fractional shares, any holder of Target Shares shall, upon surrender thereof, be paid in cash the value of each such fraction, which for this purpose shall be calculated by multiplying such fraction by $986.78.


                                   ARTICLE 2
                                   --------

          Representations and Warranties of the Target and Target Shareholders
          --------------------------------------------------------------------

     The Target and the Target Shareholders, jointly and severally, represent and warrant to the Purchaser and the Agency as follows:

          2.1  ORGANIZATION.  The Target is a corporation duly organized,
               ------------
validly existing, and in good standing under the laws of the State of Alabama with all necessary corporate power and authority to carry on its business as now being conducted and to own, operate, utilize and lease the assets, properties and business now owned, operated, utilized or leased by the Target. The Target is duly qualified to do business in all other jurisdictions where such qualification is required, all of which are identified on Schedule 2.1(a)
                                                          ---------------
hereto, except where the failure to be so qualified will not result in the forfeiture of a material right or the incurrence of a material penalty or in any other respect be materially adverse to the business and affairs of the Target. The Target has delivered to Purchaser correct and complete copies of the Certificate of Incorporation and the Bylaws of the Target, each as amended to the date hereof.

          The Target has no subsidiaries or interests in, nor has the Target made advances or loans to, any other corporation, partnership, joint venture, or other enterprise except as set forth in Schedule 2.1(b) hereto. Each such
                                        ---------------
entity is duly organized, validly existing, and in good standing under the laws of the state set forth in such schedule with all requisite corporate power and authority to own or lease its properties and to conduct its business as presently being conducted and is duly qualified, licensed and authorized to do business, and is in good standing in all jurisdictions in which it is so require by virtue of ownership, operation or leasing of property or assets or the conduct of its business. Unless the context hereof clearly requires otherwise, all references in this Agreement, including this ARTICLE 2 regarding Representations and Warranties, to the Target shall be deemed to be references to each and all of such entities as well as to the Target. Schedule
                                                                      --------
2.1(b) sets forth (a) the authorized, issued, and outstanding capital stock of
------
each direct and indirect subsidiary of the Target and the percentage of the outstanding capital stock of each such subsidiary held by the Target and (b) the nature and amount of any such equity investment, other interest, or advance.

          2.2  CAPITALIZATION.  The authorized capital stock of the Target
               --------------
consists of 1,000 shares of voting common stock, of which 1,000 shares are issued and outstanding and are owned, beneficially and of record, by the Target Shareholders and no other persons or entities, with par value of $10.00 per share. All of the issued and outstanding shares are duly authorized, validly issued, fully paid, and non assessable. Except as disclosed on Schedule 2.2
                                                                ------------
hereto, there are no outstanding options, rights, or warrants to purchase or acquire, or securities convertible into or exchangeable for, any shares of capital stock of the Target, and there are no contracts, commitments, agreements, understandings, arrangements, or restrictions which require the Target to issue, sell, or deliver any shares of capital stock of the Target.

          2.3  CORPORATE AUTHORIZATION.   The Target has the corporate power to
               -----------------------
enter into this Agreement and, subject to any necessary shareholder approval, shall have the authority to carry out the transactions contemplated hereby. The Board of Directors of the Target has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the shareholders of the Target and has authorized that approval of the Merger be recommended to the shareholders of the Target. As evidenced by their signatures hereto, each of the Target Shareholders shall vote his respective shares in favor of the Merger. This Agreement, the execution and delivery of which have been duly authorized by all necessary corporate action on the part of the Board of Directors of the Target, constitutes a valid and binding obligation of the Target.

          2.4  GOVERNMENTAL AUTHORIZATION.  The execution, delivery and
               --------------------------
performance by the Target of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by the Target do not and will not require any consent, approval or action by or in respect of, or any declaration, filing, notice or registration with or to, any governmental or regulatory body, court, agency, official or authority (each, a "Governmental Authority"), other than routine filings with the Secretary of State of the State of Alabama necessary to consummate the Merger, and the filings, consents, and approvals set forth on Schedule 2.4 hereto.

          2.5  NON-CONTRAVENTION.  Assuming compliance with the matters referred
               -----------------
to in Section 2.4, the execution, delivery and performance by the Target of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by the Target and the Target Shareholders does not and will not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of the Target, (b) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to the Target and the Target Shareholders; (c) conflict with, result in a breach of, constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party a right to accelerate, terminate, modify, or cancel, any contract, note, bond, mortgage, indenture, license, lease agreement or other instrument or obligation to which the Target is a party or by which it or any of its assets or properties may be bound or (d) result in the creation of any security interest or lien upon any of the Target's assets.

          2.6  FINANCIAL STATEMENTS.  The Target has furnished the Purchaser
               --------------------
with true and complete copies of its balance sheets as of June 30, 1998 and 1997, and statements of income, stockholder's equity and cash flows of the Target for the fiscal years then ended, and the notes thereto (the "Target Statements"). Such financial statements, including the notes thereto, present fairly, in all material respects, the financial position and the results of operations and cash flows of the Target at the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles consistently applied through prior periods, are correct and complete in all material respects, and are consistent with the books and records of the Target.

          2.7  ABSENCE OF CERTAIN CHANGES.  Except as disclosed on Schedule 2.7
               --------------------------
delivered by the Target to the Purchaser, since the Target Interim Statements, there has not been any material adverse change in the financial position, working capital, assets, liabilities, reserves, business, or operations of the Target, and the Target has not:

          (a) Engaged in any material transaction outside the ordinary course of business;

          (b) Made any capital expenditures in excess of $2,500 individually or $10,000 in the aggregate, or outside the ordinary course of business;

          (c)  Incurred any material indebtedness or leasehold expense;

          (d) Entered into any material guaranties outside the ordinary course of business;

          (e) Increased salaries of any of their employees, other than in the ordinary course of business, or entered into any employment contract, consulting agreement, or the like;

          (f) Adopted, implemented for the first time, or made any material change in any Employee Benefit Plans (as hereinafter defined);

          (g) Entered into a surety or other bond arrangement with respect to the performance of any contract, lease, agreement or other obligation;

          (h) Other than in the ordinary course of business, issued any capital stock, bonds or other corporate securities, or granted any options, warrants or other rights calling for the issuance thereof, or borrowed funds;

          (i) Declared or made payment of, or set aside for payment, any dividends or distributions of any assets, or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities;

          (j) Made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee;

          (k) Made any change in any method of accounting or accounting practice;

          (l)  Waived any right or compromised any claim;

          (m) Agreed, whether in writing or otherwise, to do any of the foregoing; or

          (n) Suffered any damage, destruction or loss, whether or not covered by insurance, materially affecting the business or properties of the Target.

          2.8  ACCOUNTS RECEIVABLE.  All receivables reflected in the Financial
               -------------------
Statements of the Target arose in the ordinary course of business, are legally enforceable according to their terms, and are collectible to the extent of the amount thereof net of any reserves for doubtful or uncollectible amounts. The account records underlying the Financial Statements accurately and fairly reflect, in reasonable detail, the transactions of the Target, and the Target's books of account have been maintained in accordance with generally accepted accounting practices consistently applied. None of the currently outstanding accounts, notes and other receivables of the Target are subject to any valid defense, set off, counterclaim or claim for returns or refunds, and no amounts previously collected by the Target in respect of accounts, notes and other receivables the Target are subject to any valid defense, set off, counterclaim or claim for returns or refunds.

          2.9  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed on
               ----------------------------------
Schedule 2.9 delivered by the Target to the Purchaser, the Target has no
------------
material liabilities or obligations of any nature which are required to be reflected or reserved against in a balance sheet in accordance with generally accepted accounting principles consistently applied, other than those liabilities and obligations which are fully reflected and reserved against in the Target Interim Statement or which have been incurred in the ordinary course of business and consistent with past practices since the date thereof.

          2.10 DEBT INSTRUMENTS.  Schedule 2.10 lists all mortgages,
               ----------------   -------------
indentures, notes, guarantees and other agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) to which the Target is a party or which have been assumed by the Target or to which any assets of the Target are subject. The Target has performed all the obligations required to be performed by any of such agreements to date, and the Target is not in default in any respect under any of the foregoing.

          2.11 CONTRACTS. Except as specified in Schedule 2.11 (and without
               ---------                         -------------
limiting the foregoing),  the Target is not a party to any oral or written:

          (a) License agreement or distributor, dealer, manufacturer's representative, franchise, sales agency, advertising, property management or brokerage agreement;

          (b) Agreement with any labor organization or other collective bargaining unit;

          (c) Agreement for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than $1,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party);

          (d)  Agreement for the purchase, sale or lease of any real estate;

          (e) Agreement for the sale of any of its other assets or the grant of any preferential rights to purchase any of its assets or rights, other than in the ordinary course of business;

          (f) Agreement which contains any provisions requiring the Target to indemnify any other party thereto, other than as provided in the Target's Articles of Incorporation or Bylaws;

          (g) Joint venture agreement or other agreement involving the sharing of profits;

          (h) Outstanding loans to or other agreements with any person or entity or entities controlling, controlled by or under common control with the Target;

          (i) Agreement which restricts the Target's ability to do business in any particular geographic region, in any particular industry or with any particular customer;

          (j) Agreement providing the Target the right to use the patents, trademarks, copyrights, know how or the like of others or provide others the right to use such rights of the Target;

          (k) Agreement for the sale of goods or services which requires compliance with governmental procurement regulations;

          (l) Any employment or consulting contract which is not by its terms terminable at will without penalty;

          (m) Any contract or arrangement for bonuses or incentive compensation, deferred compensation, supplemental retirement payments, or the like;

          (n) Any material plan, contract or arrangement providing for insurance for any officer or employee or member of his family (other than conventional life, health, accident or similar plans available to the Target's employees generally).

Each such agreement listed in Schedule 2.11 is a legal, valid and binding
                              -------------
obligation of, and is legally enforceable against, the respective Parties thereto, and there has not occurred an event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

          2.12 TAXES.  The Target has furnished to Purchaser true and complete
               -----
copies of all the Target's foreign, federal, state and local tax returns and all written communications relating to any such tax returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired. Except as disclosed on
Schedule 2.12:
-------------

          (a)  Tax Returns.  All tax returns required to be filed with respect
               -----------
to the Target have been filed when due in accordance with all applicable laws, and, as of the time of filing, such returns were accurate and complete in all material respects; none of the Target's tax returns have been audited and/or examined by any governmental agency within the past five years; and there is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of any officer or director of the Target, threatened against or with respect to the Target in respect of any tax return;

          (b)  Tax Liability.  All taxes shown as due and payable by the Target
               -------------
on the returns that have been filed have been duly paid; the Target does not have, and on the Effective Date will not have, any liability for taxes payable for or with respect to any periods prior to and including the Effective Date in excess of the amounts actually paid prior to the Effective Date or reserved for in financial statements furnished to Purchaser; the Target is not and will not be as of the Effective Date under any contractual obligation to pay the tax obligations of any other person, or to pay the tax obligations with respect to transactions relating to any other period, or to indemnify any other person with respect to any tax as of the Effective Date; there are no liens for taxes (other than for current taxes not yet due and payable) upon the assets the Target; and the Target has neither given, nor been requested to give, any waivers extending the statutory period of limitation applicable to any tax return for the Target for any period; and

          (c)  Tax Elections.  No tax elections for purposes of federal,
               -------------
foreign, state or local taxes are currently are in effect with respect to the Target, and no election with respect to such taxes will be made without the prior written consent of the Purchaser.

          2.13 LABOR.  Except as disclosed on Schedule 2.13, the Target is in
               -----                          -------------
compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; the Target is not a party to any collective bargaining or labor agreement or arrangement; no application for certification as a collective bargaining unit with respect to the Target is pending or anticipated; there is no unfair labor practice complaint pending or, to the best knowledge of the Target, threatened against the Target before the National Labor Relations Board; there are no strikes, work stoppages, grievance proceedings or other controversies pending, or, to the knowledge of the Target, threatened or reasonably anticipated between the Target and any union or any current or former employees of the Target, or involving any material suppliers.

          2.14 EMPLOYEE BENEFIT PLANS.  Except as disclosed in Schedule 2.14:
               ----------------------                          -------------
          (a) The Target does not maintain any bonus, deferred compensation, pension, retirement, stock option, stock appreciation, restricted stock, profit sharing, severance, medical or life insurance, employee stock ownership or stock purchase plans or other "employee pension benefit plan", as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other "employee welfare benefit plan", as defined in Section 3(1) of ERISA (collectively the "Target Plans"). All of the Target Plans described in Schedule 2.14 have been operated in all material respects in compliance with
   -------------
all applicable laws, including without limitation, the applicable provisions of ERISA and the Code, and regulations thereunder (collectively the "Employee Benefit Laws").

          (b) With respect to any Target plan which is either an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or which is intended to qualify under Section 401(a) of the Code (collectively, the "Target Pension Plans"), a favorable determination letter as to the qualification of the plan under Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and, to the best of the Target's knowledge, no amendment made (or the failure to make such amendment) to any Target Pension Plan subsequent to the date of such determination letter has adversely affected the qualified status of any such Target Pension Plan.

          (c) The Target has performed all material obligations required to be performed by it under, and is not in default under or in violation of, the terms of any of the Target Plans in any material respect. To the best of the Target's knowledge, no "disqualified person" (as defined in Section 4975 of the Code) or "party in interest" (as defined in Section 3(14) of ERISA) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), or breach of fiduciary duties (as described in Section 404 of ERISA) and no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Target Plan. The Target has not incurred, and does not reasonably expect to incur, any material liability to the Pension Benefit Guaranty Corporation (except for required premium payments, which payments have been made when due). No "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived), exists with respect to any of the Target Plans. No "unfunded current liability" as determined under Section 412(1) of the Code exists with respect to any Target Plan subject to the minimum funding requirements of Code Section 412, and, if applicable, Title IV of ERISA. The Target has no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages.

          (d) The Target is not required to contribute to, and during the five-year period ending on the Effective Date will not have been required to contribute to, any "multi-employer plan" as such term is defined in Section 4001(a)(3) of ERISA covering the Target employees, and the Target will not be subject to any withdrawal liability (whether partial or complete) within the contemplation of Section 4001 et seq. of ERISA as a result of the transactions contemplated by this Agreement. The Target has never contributed to, withdrawn from, or had any employee covered by a multi-employer plan.

          (e) No provision of any Target Pension Plan nor any amendment to any such plan would result in any limitation on Purchaser's right to receive residual amounts from any such Plan under ERISA Section 4044, including ERISA
Section 4044(d)(2).

          (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any material payment becoming due to any Target employee or former employee from Target under any Target Plan, materially increase any benefits otherwise payable under any Target Plan, or result in the acceleration of the time of payment or vesting of any such benefits under any Target Plan to any material extent.

          (g) The Target has no unpaid obligations and liabilities to provide benefits or contributions with respect to any Target Plan (including, without limitation, liabilities and obligations currently due and those not yet due that are attributable to the current plan year or otherwise will become due at a later date for benefits previously earned). With respect to each Target Plan subject to Title IV of ERISA, as of the Effective Date, the assets of each such Plan are at least equal in value to the present value of the accrued benefits (determined as of the Effective Date) of the participants in such Plans, based on actuarial methods, tables and assumptions satisfactory to the Purchaser, which present value is not less than the projected benefit obligation for such Plan under FAS 87.

          (h) The Target has made all contributions and other payments required by and due under the terms of each Target Plan and has taken no action relating to any Target Plan that will increase Purchaser's obligation under any such Plan.

          (i) No asset of Target is subject to any lien under Code Section 401(a)(29), ERISA Section 302(f) or Code Section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

          (j) Neither the Target nor any affiliated company that is, or was at any time after September 2, 1974, together with the Target, treated as a "single employer" under section 414(b), 414(c), 414(m), or 414(o) of the Code, has incurred any liability which could subject any of the Parties to this Agreement to any liability under Section 4062, 4063, or 4064 of ERISA.

          (k) There are no negotiations, demands or proposals which are pending which materially affect matters now covered, or that would be covered, by the types of plans or agreements listed in Schedule 2.14. There has been no material
                                       -------------
failure to comply with any applicable reporting and disclosure requirements under Title I or Title IV of ERISA that could subject the Target to any material civil or any criminal sanction. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the best of the Target's knowledge, threatened against the Target or the Target Plans, and to the best of the Target's knowledge, no facts are known to exist which could reasonably be expected to give rise to any actions, suits or claims (other than routine claims for benefits) against the Target or against the Target Plans.

          (l) The Target has complied in all material respects with the requirements of the Consolidated Omnibus Budget Reconciliation Act, as it relates to employee benefits provided to the Target's employees.

          (m) Each welfare plan (including any such welfare plan covering former employees of the Target) may be amended or terminated without restriction by Purchaser on or at any time after the Effective Date.

          2.15 INVESTMENT REPRESENTATIONS.  The Target Shareholders hereby
               --------------------------
represent and warrant that:

          (a) They understand that the shares of Purchaser Shares they will receive as part of the Purchase Price are not being registered under the Securities Act on the ground that the issuance of such shares is exempt both as not involving a public offering and as an intrastate offering;

          (b) They are deemed residents of the State of Alabama, and that they intend to hold such shares for investment purposes only and not with a view to the resale or direct or indirect distribution of such shares nor notes or any interest therein, and they recognize that various exemptions might not be applicable if they were not bona fide Alabama residents or he they were to acquire such shares for the purpose of redistribution;

          (c) They understand that such shares shall be restricted in their transferability until such time as counsel for the Purchaser is of the opinion that the same may be sold or otherwise be disposed of by them in conformity with the securities laws, which opinion shall not be unreasonably withheld;

          (e) They understand that investment in the Purchaser is illiquid; that they have adequate means of providing for their current needs and contingencies; and that they have no need for liquidity in this investment; and

          (f) They are not currently subject to any order, judgment, or decree of any court of competent jurisdiction temporarily or preliminarily restraining or enjoining, or subject to any order, judgment, or decree of any court of competent jurisdiction entered within the last five (5) years permanently restraining or enjoining them from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or involving the making of any false filing with any state.

          2.16  INTELLECTUAL PROPERTY AND INTANGIBLE PROPERTY.  Schedule 2.16
                ---------------------------------------------   -------------
lists all letters patent, patent applications, service marks, trade names, trademarks, trademark registrations and applications, copyrights and copyright applications and registrations both domestic and foreign, presently owned, possessed or used by the Target in connection with its business (all of the foregoing, together with all inventions, technology, processes, designs, know-how, and formula material to the conduct of the Target's business are hereinafter collectively referred to as the "Intellectual Property"). Except as disclosed on Schedule 2.16, the Target owns the entire right, title and interest in and to the Intellectual Property; a) all registrations, applications for registration and assignments of registrations of any Intellectual Property has been properly registered in the name of the Target; the Target is not obligated or under any liability to make any payment, by way of royalties, fees, or otherwise, to any owner or licensee of, or other claimant to, the Intellectual Property; the Target has the right to bring action for the infringement of such Intellectual Property; and no officer or director of the Target has any knowledge, or has received any notice to the effect, that any product the Target manufactures or sells or that any service the Target renders, or that the marketing or use by the Target or another of any such product or service, may or is claimed to infringe any Intellectual Property or legally protectable right of another.

          2.17  PERMITS AND LICENSES.  The Target has all permits, licenses,
                --------------------
orders, and approvals of all governmental bodies necessary for it to carry on its business as presently conducted.

          2.18  COMPLIANCE WITH LAW AND OTHER REGULATIONS.  Except as disclosed
                -----------------------------------------
in Schedule 2.18:
   -------------

          (a) The Target is not in violation of, and since June 30, 1997, has not violated, any applicable provisions of law, statute, ordinance, regulation, judgment, order, injunction, permit, license, certificate or other authorization, or its governing instruments, which violation, individually or in the aggregate, could have a material adverse effect on the Target;

          (b) The Target is not currently subject to any fine, penalty, liability or disability as the result of a failure to comply with any requirement of federal, state, local or foreign law or regulation nor has the Target received any notice of such noncompliance.

          (c) Neither the Target nor any of its officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Target) has paid, given or received or has offered or promised to pay, give or receive, any bribe or other unlawful, questionable or unusual payment of money or other thing of value, any extraordinary discount, or any other unlawful or unusual inducement, to or from any person, business association or governmental official or entity in the United States or elsewhere in connection with or in furtherance of the business of the Target (including, without limitation, any offer, payment or promise to pay money or other thing of value to any foreign official or political party (or official thereof) for the purpose of influencing any act, decision or omission in order to assist the Target in obtaining business for or with, or directing business to, any person, or to any person, while knowing that all or a portion of such money or other thing of value with be offered, given or promised to any such official or party for such purpose). The business of the Target is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.

          2.19  LITIGATION.  Except as disclosed in the Target Audited
                ----------
Statements, Target Interim Statements or on Schedule 2.19, there are no
                                            -------------
injunctions, orders, or decrees of any court or administrative agency to which the Target is subject, and material claims, actions, suits or other litigation or proceedings or governmental investigations which could result in a judgment in excess of $5,000 currently pending against the Target, nor is the Target aware of any basis for any such claim, action, suit or other proceeding. The Target Shareholders are not a party to, or subject to the provisions of any judicial decree, judgment or order of any governmental agency the performance or enforcement of which would materially adversely affect the Target's business or financial condition or the ability of Target to consummate the transaction described in this Agreement.

          2.20  PERSONAL PROPERTY.  Except as disclosed on Schedule 2.20, the
                -----------------                          -------------
Target has good, valid and marketable title to all equipment, machinery and personal property used in its business. Such personal property is in good operating condition and repair and is suitable and adequate for the uses for which it is intended or is being used.

          2.21  REAL PROPERTY.  Schedule 2.21(a) lists and sets forth the legal
                -------------   ----------------
description of all Real Property in which the Target possesses an ownership interest, and Schedule 2.21(b) lists and sets forth a legal description of all
              ----------------
Real Property leased by the Target from others, and sets forth the owners of such properties (collectively, the "Real Property"). Except as disclosed on such Schedules:

          (a)   Owned Property.  The Target has title in fee simple in each
                --------------
property listed on Schedule 2.21(a) free and clear of any defect or encumbrance,
                   ----------------
except (i) liens imposed by law and incurred in the ordinary course of business which in the aggregate do not exceed and will not exceed $1,000; and (ii) minor easements, defects and exceptions none of which individually, or in the aggregate, materially interferes with the use of such properties for the purposes for which they are held.

          (b)   Leased Property. The Target has valid and binding leases in each
                ---------------
property listed on Schedule 2.21(b), and  the Target is current with respect to
                   ----------------
all payments due under such leases; the Target has complied in all material respect with its obligations under such leases; and there are no defaults under any such leases that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a default under any such leases.

          (c)  Status of Real Property.  The Target is entitled to use all of
               -----------------------
the Real Property for the purposes for which it is now being used by the Target without violation of any building code, zoning or other ordinance. The buildings, structures, fixtures and improvements on each parcel of the Real Property lie entirely within the boundaries of such parcel of the Real Property as specified in the legal description set forth in Schedule 2.21(a) or Schedule
                                                   ----------------    --------
2.21(b) and no structures of any kind encroach on the Real Property.  The Target
-------
has not received any notice (oral or written) from any insurance carrier in relation to the Real Property which could have an adverse effect on the insurance coverage or premiums relating to the Real Property or improvements thereon.

          (d)   Condemnation.  No portion of the Real Property, or any building,
                ------------
structure, fixture or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain or inverse condemnation proceeding currently instituted or pending, and the Target has no knowledge that any of the foregoing are, or will be, the subject of, or affected by, any such proceeding.

          (e)   Access to Utilities.  The Target has not experienced any
                -------------------
restriction in access to and from public roads and to all utilities, including water, sewer, gas, electric, telephone, drainage and other utilities used by the Target in the operation of the business as presently conducted and there is no pending or, to the best of the Target's knowledge, threatened governmental action which would prohibit or interfere with such access, and, to the best of the Target's knowledge, no fact or condition exists which, with the mere running of time, the giving of notice, or both, would result in the termination, reduction or impairment of the furnishing of service to the real property of water, sewer, gas, electric, telephone, drainage and other such utility services.

          2.22  INSURANCE.  Schedule 2.22 lists all policies of title, fire,
                ---------   -------------
hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by the Target. Except as disclosed on
Schedule 2.22,  there are no claims by the Target under any such policies as to
-------------
which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds; all premiums payable under all such policies have been paid, and the Target has otherwise complied with the terms and conditions of all such policies; such policies have been in effect for the entire period of operation of the Target and remain in full force and effect; such policies cover all reasonably foreseeable risks associated with the business of the Target, and are in such amounts, so as to be consistent with its claim history, and consistent with insurance customarily carried by companies which, with respect to the Target, are similarly situated and engaged in similar businesses and own similar properties; such policies are sufficient for compliance by the Target with all requirements of law and of all agreements to which the Target is a party or by which the Target is bound; such policies provide they will remain in full force and effect through December 31, 1998; and no officer or director of the Target knows of any threatened termination of, or has received written notice of any premium increase with respect to, any of such policies.

          2.23  ENVIRONMENTAL MATTERS.  Target is in compliance with all
                ---------------------
applicable Environmental Laws (as hereinafter defined), and there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to Target's knowledge, threatened against Target pursuant to Environmental Laws which would reasonably be expected to result in a fine, penalty or other obligation, cost or expense. Except as set forth in Schedule 2.23, there are no
                                                     -------------
past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance with, or which have given rise to or will give rise to liability under, any Environmental Laws. As used herein, the term "Environmental Laws" shall mean federal, state, local and foreign laws, principles of common law, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution, protection of the environment or public health and safety.

          2.24  BANK ACCOUNTS.  Schedule 2.24 sets forth the name and location
                -------------   -------------
of each bank or other financial institution in which the Target has accounts of any kind (including, without limitation, brokerage accounts) or safe deposit boxes, all account numbers and the names of all persons authorized to draw thereon or have access thereto.

          2.25  TRANSACTIONS WITH RELATED PARTIES. Except as disclosed on
                ---------------------------------
Schedule 2.25:
-------------

          (a) The Target does not own any note, bond, debenture or other indebtedness, and is not otherwise a creditor, of any officer, director or stockholder of the Target, or any affiliated entity or person of such officer, director or stockholder.

          (b) Other than such contracts or agreements that arise from being an officer, director or stockholder of the Target, no officer, director or stockholder of the Target, nor any affiliated entity or person of such officer, director or stockholder, is currently a party to any written or verbal contract or agreement with the Target, including, without limitation, any agreement providing for the furnishing of services by, rental of assets from or to, or otherwise requiring payments to, such officer, director, stockholder or affiliated entity or person.

          (c) No officer, director or stockholder of the Target, nor any affiliated entity or person of such officer, director or stockholder, has any direct or indirect interest in any property, asset or right which is used by the Target in the conduct of its business.

          2.26  DIRECTORS, OFFICERS AND EMPLOYEES.  Schedule 2.26 lists all
                ---------------------------------   -------------
current directors, officers, and employees of the Target showing each such person's name, position, and annual remuneration, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year.

          2.27  BOOKS AND RECORDS.  The books of account, stock records, minute
                -----------------
books and other records of the Target are true and complete and have been maintained in accordance with good business practices, and the matters contained therein are appropriately and accurately reflected in the financial statements of the Target furnished to Purchaser.

          2.28  ADEQUACY OF DISCLOSURE.  No representation or warranty contained
                ----------------------
in this Agreement and no statement contained in any certificate, schedule, attachment, list or other writing furnished to the Purchaser pursuant to the provisions hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. The copies of all such certificates, schedules, attachments, lists and other writings which are being furnished to the Purchaser are complete and correct.

          2.29  FINDER'S FEES.  Except as disclosed on Schedule 2.29, there is
                -------------                          -------------
no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Target which might be entitled to any fee or commission from the Purchaser, the Target or any other person upon consummation of the transactions contemplated by this Agreement.

          2.30  ACCOUNTING MATTERS.  To the best knowledge of the Target
                ------------------
Shareholders and the Target, after due inquiry and discussion with Horton, Lee, Burnett et al, neither the Target nor any affiliate thereof has, through the date of this Agreement, taken or agreed to take any action that (without giving effect to this Agreement, the transactions contemplated hereby, or actions relating thereto, or any action taken or agreed to be taken by the Purchaser) would prevent the Purchaser from accounting for the business combination to be effected by the Merger as a pooling of interests.

          2.31  CONSENTS.  Except as disclosed on Schedule 2.32 hereto, no
                --------                          -------------
consent or approval of or notice to any governmental agency or authority, or any other person, is necessary in connection with or as a result of the execution and delivery by Target of this Agreement, the performance by Target or its obligations under this Agreement, or the continued operation of the Target's business from and after the Effective Date.

          2.32  SOLE AGREEMENT TO MERGE OR SELL.  The Target and the Target
                -------------------------------
Shareholders have not been or become a party to any merger or business combination agreement, letter of intent, agreement of sale, or other agreement obligating Target or any of its subsidiaries or Target Shareholders to sell or authorize the sale or transfer of Target Shares or any of its subsidiaries, or to allow Target or any of its subsidiaries to merge or consolidate with, or to be acquired in any other manner by, any entity or person other than Purchaser.


                                   ARTICLE 3
                                   ---------

                       Representations and Warranties of
                       ---------------------------------
                         the Purchaser and the Agency
                         ----------------------------

     The Purchaser and the Agency, jointly and severally, represent and warrant to the Target and the Target Shareholders as follows:

          3.1   ORGANIZATION AND POWER.
                ----------------------

          (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with all necessary corporate power and authority to carry on its business as now being conducted and to own, operate, utilize and lease the assets, properties and business now owned, operated, utilized or leased by the Purchaser, and is duly qualified to do business in all other jurisdictions where such qualification is required, except where the failure to be so qualified will not result in the forfeiture of a material right or the incurrence of a material penalty or in any other respect would be materially adverse to the business and affairs of the Purchaser. The Purchaser has delivered to the Target correct and complete copies of the Certificate of Incorporation and the Bylaws of the Purchaser, each as amended to the date hereof.

          (b) The Agency is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. The Agency has delivered to the Target correct and complete copies of the Certificate of Incorporation and the Bylaws of the Agency, each as amended to the date hereof.

          3.2   CAPITALIZATION.
                --------------

          (a) The authorized capital stock of the Purchaser consists of 10,000,000 shares of Class A Common Stock, with par value of $.001 per share (the "Purchaser Shares"), of which 2,272,346 shares were validly issued and outstanding, fully paid and non assessable, as of October 31, 1998. In addition, as of October 31, 1998, 100,000 shares of the Purchaser Shares were subject to issuance pursuant to presently outstanding options, 0 shares of the Purchaser Shares were reserved for future options under presently existing stock option plans, and 0 shares of the Purchaser Shares were reserved for issuance under an employee stock purchase plan. There are also 10,000,000 shares of Class B Common Stock, with a par value of $.001 per share, and 10,000,000 shares of Preferred Stock, with a par value of $.001 per share, issued, none of which are outstanding. There are no other outstanding options, rights or warrants to purchase or acquire, or securities convertible into or exchangeable for, any shares of the Purchaser Shares; and there are no contracts, commitments, agreements, understandings, arrangements or restrictions, other than this Agreement, which require the Purchaser to issue, sell or deliver any shares of Purchaser Shares. The shares of the Purchaser Shares to be issued to the holders of the Target Shares pursuant to this Agreement, when so issued, will be duly authorized, validly issued, fully paid, and non assessable.

          (b) The authorized capital stock of the Agency consists of 100 shares of Common Stock, with par value of $10.00 per share, of which all shares are validly issued, outstanding, and owned by First National-America's Bank, fully paid and non assessable, as of the date hereof.

          3.3  CORPORATE AUTHORIZATION.   The Purchaser and the Agency have the
               -----------------------
corporate power to enter into this Agreement and, subject to any necessary shareholder approval, to carry out the transactions contemplated hereby. This Agreement, the execution and delivery of which have been duly authorized by all necessary corporate action (other than shareholder approval, if required) on the part of the Purchaser and the Agency, and constitutes a valid and binding obligation of the Purchaser and the Agency.

          3.4  GOVERNMENTAL AUTHORIZATION.  The execution, delivery and
               --------------------------
performance by the Purchaser and the Agency of this Agreement, and the consummation of the Merger and other transactions contemplated thereby, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any Governmental Authority, other than routine filings with the Secretary of State of the State of Alabama necessary to consummate the Merger and the applicable requirements of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") and any applicable state securities and blue sky laws in connection with the offer, sale and delivery of the Purchaser Shares to be issued in the Merger.

          3.5  NON-CONTRAVENTION.  Assuming compliance with the matters referred
               -----------------
to in Section 3.4, the execution, delivery and performance by the Purchaser and the Agency of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by the Purchaser and the Agency does not and will not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of the Purchaser or the Agency, (b) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to the Purchaser or the Agency; (c) conflict with, result in a breach of, constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party a right to accelerate, terminate, modify, or cancel, any contract, note, bond, mortgage, indenture, license, lease agreement or other instrument or obligation to which the Purchaser or the Agency is a party or by which it or any of its assets or properties may be bound, except where such conflicts, breaches, defaults, accelerations, modifications, terminations, or cancellations are not material to the financial condition, business and affairs of the Purchaser or the Agency; or (d) result in the creation of any security interest or lien upon any of the Purchaser or the Agency's assets, except where such security interests or liens are not material to the financial condition, business and affairs of the Purchaser or the Agency.

          3.6  REPORTS AND FINANCIAL STATEMENTS.  The Purchaser has previously
               --------------------------------
furnished to the Target true and correct copies of its (i) Registration Statement on Form S-4, (ii) its prospectus dated July 31, 1998, and (iii) all proxy statements and all other reports or registration statements filed by it with the SEC pursuant to the rules and regulations promulgated under the Exchange Act since June 30, 1998, all in the form (including exhibits) so filed (collectively, the "Reports"). As of their respective dates, the Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited financial statements and unaudited interim financial statements included in the Reports present fairly, in all material respects, the financial position and the results of operations and cash flows of the Purchaser at the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles consistently applied through prior periods.

          3.7  FINANCIAL STATEMENTS.  The Purchaser has furnished the Target
               --------------------
with true and complete copies of the unaudited consolidated balance sheet as of September 30, 1998, and the unaudited statements of income, stockholder's equity and changes in financial position for the nine months ended September 30, 1998 (the "Purchaser Interim Statements"). Such financial statements, including the notes thereto, fairly present the consolidated financial condition and the results of operations of the Purchaser at the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles consistently applied.

          3.8  LITIGATION.  Except as disclosed in the Purchaser Interim
               ----------
Statements, there are no claims, actions, suits or other litigation or proceedings or governmental investigations currently pending against the Purchaser or the Agency which, if decided adversely to the Purchaser or the Agency, could result in a material adverse effect on the Purchaser or the Agency, nor is the Purchaser aware of any basis for any such claim, action, suit or other proceeding.

          3.9  COMPLIANCE WITH LAW AND OTHER REGULATIONS.
               -----------------------------------------

          (a) Neither the Purchaser nor the Agency is in violation of, and since December 31, 1997, has not violated, any applicable provisions of law, statute, ordinance, regulation, judgment, order, injunction, permit, license, certificate or other authorization, or its governing instruments, which violation, individually or in the aggregate, could have a material adverse effect on the Purchaser or the Agency.

          (b) Neither the Purchaser nor the Agency is currently subject to any material fine, penalty, liability or disability as the result of a failure to comply with any requirement of federal, state, local or foreign law or regulation nor have the Purchaser or the Agency received any notice of such noncompliance.

                                   ARTICLE 4
                                   ---------

                Covenants of the Target and Target Shareholders
                -----------------------------------------------

     The Target and Target Shareholders agree and covenant with the Purchaser and the Agency as follows:

          4.1  AFFIRMATIVE COVENANTS.  From the date hereof through the
               ----------------------
Effective Date, the Target will take every action reasonably required of it to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the transaction contemplated hereby, and will exert all reasonable efforts to cause the transaction to be consummated, provided in all instances that the representations and warranties of the Purchaser in this Agreement are correct, that the covenants of the Purchaser and the Agency in this Agreement are honored, and that the conditions to the obligations of the Target set forth in this Agreement are not incapable of satisfaction.

          4.2  ACCESS AND INFORMATION.  The Target shall afford to the Purchaser
               ----------------------
and to the Purchaser's accountants, counsel and other representatives reasonable access during normal business hours and in a manner so as not to interfere with the normal business operations of the Target throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel, and, during such period, the Target shall furnish promptly to the Purchaser (1) all written communications to its directors or to its shareholders generally, (2) internal monthly financial statements when and as available, and (3) all other information concerning its business, properties, and personnel as the Purchaser may reasonably request.

          4.3  CONDUCT OF BUSINESS PENDING THE TRANSACTION.  Prior to the
               -------------------------------------------
consummation of the transaction or the termination of this Agreement pursuant to its terms, the Target shall, and each of the officers and directors of the Target shall cause the Target to, carry on its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Date, unless the Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except as otherwise provided in or contemplated by this
Agreement:

          (a) The Target shall use all reasonable efforts to preserve intact its current business organizations and goodwill, keep available the services of its current officers and employees, maintain good relationships with customers, suppliers, distributors, employees, lenders, creditors, licensors, licensees and others having business dealings or financial relationships with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Date, and it shall immediately notify the Purchaser of any event or occurrence or emergency material to, and not in the ordinary and usual course of, its business;

          (b) The Target shall continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it;

          (c) The Target shall maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than that presently in effect;

          (d) The Target shall not amend its Articles of Incorporation or Bylaws;

          (e) The Target shall not (i) declare, set aside, or pay any dividend or other distribution on any of its capital stock, (ii) split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (f) The Target shall not issue, deliver, sell, pledge or otherwise encumber any (i) shares of capital stock of the Target, (ii) other voting securities of the Target, (iii) any other securities convertible into such shares or voting securities, or (iv) any rights, warrants or options to acquire any such shares, voting securities or convertible securities;

          (g) The Target shall not acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that individually or in the aggregate are material to the Target, except purchases of inventory in the ordinary course of business consistent with past practice;

          (h) The Target shall not make or agree to make any equipment leases or any new capital expenditure or capital expenditures which individually is in excess of $2,500 or in the aggregate are in excess of $10,000;

          (i) The Target shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice, or liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property;

          (j) The Target shall not incur any indebtedness, except for short term borrowings incurred in the ordinary course of business consistent with past practice;

          (k) The Target shall not make any loans, advances or capital contributions to, or investments in, any other person or entity;

          (l) The Target shall not make any tax election that could reasonably be expected to be binding on the Purchaser in the event the transactions contemplated by this Agreement are consummated, or settle or compromise any tax liability;

          (m) The Target shall not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of
(i) liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Target, or (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of such financial statements;

          (n) The Target shall not modify, amend or terminate any material contract or agreement to which it is a party, or waive, release or assign any material rights or claims thereunder, except in the ordinary course of business;

          (o) The Target shall not adopt, enter into, or amend any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee; or agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice;

          (p) The Target shall not take any action that (without giving effect to any action taken or agreed to be taken by the Purchaser under this Agreement) would prevent the Purchaser from accounting for the business combination to be effected by the Merger as a pooling of interests or from treating the Merger as a "reorganization" under Section 368(a) of the Code;

          (q) The Target shall not knowingly violate any laws or regulations applicable to it and its operations; and

          (r) The Target shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (d) through (q) above.

          4.4  CORPORATE AUTHORIZATION.  The Target will use its best efforts to
               -----------------------
obtain any necessary corporate authorization to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing;

          (a)  Board of Directors.  The Board of Directors of the Target, having
               ------------------
previously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the shareholders of the Target (as warranted in Section 2.3 of this Agreement), (i) have unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, and (ii) will unanimously recommend approval and adoption of this Agreement and the Merger by the shareholders of the Target.

          (b)  Stockholders' Meeting.  The Board of Directors of the Target will
               ---------------------
call a special meeting of its stockholders (the "Special Meeting") as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger, in accordance with the Alabama Business Corporation Act.

          4.5  POOLING ACCOUNTING.  The Target and the Target Shareholders agree
               ------------------
(i) not to take or permit to be taken any action that would adversely affect the ability of the Purchaser to treat the Merger as a pooling of interests, and (ii) to take or cause to be taken such action as may be reasonably required to negate the impact of any past actions which would adversely affect the ability of the Purchaser to treat the Merger as a pooling of interests in accordance with generally accepted accounting principles consistently applied and all published rules, regulations and policies of the SEC.

          4.6  EXCLUSIVITY.  The Target shall not, directly or indirectly,
               -----------
through any officer, director, employee, representative or agent thereof or any of their respective affiliates, solicit or encourage (including by way of furnishing non-public information) or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal. For the purposes of this Agreement, "Acquisition Proposal" means inquiries or proposals regarding (i) any merger, consolidation, share exchange or sale of substantial assets or similar transactions involving the Target, (ii) sale of 10% or more of the outstanding shares of capital stock of the Target, or (ii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Target shall immediately cease and cause to be terminated any existing discussions or negotiations with any Parties conducted prior to the date of this Agreement with respect to any of the foregoing.

          4.7  EXPENSES.  In the event of the consummation of the transaction
               --------
contemplated hereby, the Target shall pay all costs and expenses associated with such consummation, including attorney's fees, incurred by it.

          4.8  NOTIFICATION OF CERTAIN MATTERS.  The Target shall give prompt
               -------------------------------
notice to the Purchaser of:

          (a) Any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default under any agreement, instrument or indenture material to the business, assets, prospects, condition (financial or otherwise) or results of operation of Target;

          (b) Any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger;

          (c) Any notice or other communication from any regulating authority or self-regulatory organization in connection with or pertaining to the Merger;

          (d) Any material adverse change in the business, assets, prospects, condition (financial or otherwise) or results of operation of the Target or the occurrence of any event which, so far as reasonably can be foreseen, would result in any such change;

          (e) Any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting Target or, to the best of its knowledge, any employee, consultant, director or officer in his or her capacity as such, of Target, which, if pending on the date hereof, would have required to be disclosed in the Schedules hereto or which relates to consummation of the Merger; or

          (f) Any other event which would cause the Representations and Warranties contained in ARTICLE 2 of this Agreement to become incorrect or misleading as of such date.


                                   ARTICLE 5
                                   ---------

                   Covenants of the Purchaser and the Agency
                   -----------------------------------------

     The Purchaser and the Agency agree and covenant with the Target and the Target Shareholders as follows:

          5.1  AFFIRMATIVE COVENANTS.  From the date hereof through the
               ---------------------
Effective Date, the Purchaser will take every action reasonably required of it to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the transaction contemplated hereby, and will exert all reasonable efforts to cause the transaction to be consummated, provided in all instances that the representations and warranties of the Target in this Agreement are honored and that the conditions to the obligations of the Purchaser and the Agency set forth in this Agreement are not incapable of satisfaction and subject, at all times, to the right and ability of the directors of the Purchaser to satisfy their fiduciary obligations.

          5.2  COOPERATION.  The Purchaser will cooperate with the Target and
               -----------
its counsel, accountants and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by the Target.

          5.3  CONFIDENTIAL INFORMATION.  In the event of the termination of
               ------------------------
this Agreement, the Purchaser will, and will cause its representatives to, deliver to the Target or destroy all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from the Target as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information that has been designated as such by the Target in writing or by appropriate and obvious notation (except for such information that is readily ascertainable from public or published information or trade sources), and will not use any such confidential information except in connection with the transaction contemplated by this Agreement; provided, however, that one set of such materials may be retained for the legal files of Purchaser.

          5.4  EXPENSES.  In the event of the consummation of the transaction
               --------
contemplated hereby, the Purchaser shall pay all costs and expenses associated with such consummation, including attorney's fees, incurred by it and the Agency.


                                   ARTICLE 6
                                   ---------

                              SECURITIES MATTERS
                              ------------------

          6.1  SECURITIES COMPLIANCE.  As soon as practicable following the date
               ---------------------
hereof, the Purchaser shall use its reasonable best efforts to comply, prior to the Effective Date, with all applicable requirements of federal securities laws and "Blue Sky" or state securities laws in connection with the Merger and the issuance of the Purchaser Shares.

          6.2  PERMITTED TRANSFERS OF UNREGISTERED SECURITIES.
               ----------------------------------------------

          (a) The Target Shareholders understand and agree that the Purchaser Shares may be transferred by any holder thereof only pursuant to (i) a public offering thereof registered under the Securities Act, (ii) Rule 144 of the Securities and Exchange Commission (the "SEC") (or any similar rule in force at the time of such transfer) if such rule is available, or (iii) any other legally available exemption from registration.

          (b) In connection with the transfer of the Purchaser Shares, or any part thereof, the holder thereof shall deliver written notice to the Purchaser describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel that it is knowledgeable in securities law matters and reasonably acceptable to the Purchaser, to the effect that such transfer may be effected without registration under the Securities Act and under applicable state securities laws. In addition, if the holder of the securities to be transferred delivers to the Purchaser an opinion of counsel that no subsequent transfer of such Purchaser Shares will require registration under the Securities Act or under applicable state securities laws, the Purchaser shall promptly deliver new certificates for such Purchaser Shares that do not bear the restrictive legend set forth in Section 6.1(d) hereof. If the Purchaser is not required to deliver new certificates for such Purchaser Shares not bearing such legend, the holder thereof shall not transfer such Purchaser Shares until the prospective transferee has confirmed to the Purchaser in writing his or its agreement to be bound by the conditions contained in this Section 6.1.

          (c) Any sale of the Purchaser Shares by the Target Shareholders shall be conducted by or through any member of the National Association of Securities Dealers, Inc. registered as a NASDAQ market maker in the Common Stock of the Purchaser (a "NASDAQ Market Maker"). For purposes of this Section 6.1(c), a "sale" shall include any transfer for value received, but shall not include a transfer under will or pursuant to applicable laws of descent and distribution. In the event of any sale of the Purchaser Shares by the Target Shareholders conducted by or through any NASDAQ Market Maker, the Purchaser shall promptly upon such sale deliver new certificates for such Purchaser Shares that do not bear the restrictive legend set forth in Section 6.1(d) hereof.

          (d)  Restrictive Legends.  The Purchaser Shares and any shares of
               -------------------
capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

          (e)  Current Public Information.  The Purchaser shall use its best
               --------------------------
efforts to file all reports required to be filed by it under the Securities Exchange Act and the rules and regulations promulgated thereunder and shall take such further action as any holder of the Purchaser Shares may reasonably request, all to the extent required to enable any such holder to sell the Purchaser Shares pursuant to Rule 144 under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation then in force. Upon written request, the Purchaser shall deliver to any holder of any the Purchaser Shares a written statement as to whether the Purchaser is in compliance with such requirements.

          6.3  AFFILIATES/POOLING OF INTERESTS AND TAX MATTERS.  Prior to the
               -----------------------------------------------
Effective Date, the Target Shareholders shall deliver to the Purchaser a written agreement substantially in the form attached as Exhibit 6.3 hereto (the "Affiliate Letter"). Such affiliates shall not be able to sell, transfer or otherwise reduce his/her interest in the Purchaser Shares or reduce his/her risk relating thereto until after such time as the financial results covering at least thirty days of the combined operations of the Purchaser and the Target have been published, within the meaning of Section 201-01 of the SEC's Codification of Financial Reporting Policies, except to the extent permitted by, and in accordance with, Accounting Series Release 135 and Staff Accounting Bulletins 65 and 76.


                                   ARTICLE 7
                                   --------

                      CONDITIONS PRECEDENT TO THE MERGER
                      ----------------------------------

          7.1  Conditions Precedent to Each Party's Obligations.  The respective
               ------------------------------------------------
obligation of each party to effect the Merger is subject to the satisfaction on or prior to the Effective Date of the following conditions each of which shall not be waivable:

          (a)  Real Estate.  The Agreement to Purchase Real Estate between
               -----------
Agency and W-S Properties dated as of this same date shall not have been terminated or shall not have expired.

          (b)  No Injunctions or Restraints.  No statute, rule, regulation,
               ----------------------------
executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, and no suit or other legal proceeding shall have been instituted seeking any of the foregoing.

          (c)  Pooling.  The Purchaser shall have received from Schauer, Taylor,
               -------
Cox & Vise, P.C., as independent auditors of the Purchaser on the Closing Date letters dated as of the Closing Date, addressed to the Purchaser and in form and substance reasonably acceptable to the Purchaser, stating that the business combination to be effected by the Merger may be accounted for as a pooling of interests by the Purchaser for purposes of its consolidated financial statements under generally accepted accounting principles and applicable SEC rules and regulations. No action shall have been taken by any Governmental Authority or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Authority, or any proposal made for any such action by any Governmental Authority which is reasonably likely to be put into effect, that would prevent the Purchaser from accounting for the business combination to be effected by the Merger as a pooling of interests.

          (d)  Required Consents.  Any required consents or approvals of any
               -----------------
person to the Merger shall have been obtained and be in full force and effect, except for those the failure of which to obtain will not have a material adverse effect on the business, assets, prospects, condition (financial or otherwise) or results of operations of the Surviving Corporation.

          (e)  Employment Agreement.  The employment agreements attached as
               --------------------
Exhibit 7.1 (e) shall be executed.

          (f)  Board Nominations.  Sam H. Wright shall have been nominated to
               -----------------
become a member of the Board of Directors of First National-America's Bank, and Steven E. Sprayberry shall have been nominated to become a member of the Board of Directors of Purchaser.

          7.2  CONDITIONS PRECEDENT OF PURCHASER AND THE AGENCY.  The
               ------------------------------------------------
obligations of the Purchaser and the Agency to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, unless Purchaser or the Agency shall waive such fulfillment:

          (a)  Representations and Warranties.  Except for changes contemplated
               ------------------------------
by this Agreement and changes occurring in the ordinary course of business, the representations, warranties and agreements made by the Target and Target Shareholders herein shall be true in all material respects on and as of the Effective Date with the same effect as though such representations and warranties had been made or given on and as of the Effective Date.

          (b)  Performance of Obligations by Target.  The Target shall have
               ------------------------------------
performed in all material respects the obligations undertaken by it herein and required to be performed at or prior to the Effective Date.

          (c)  Corporate Authorization.  The Target's Board of Directors shall
               -----------------------
have called a Special Meeting of the shareholders of the Target and recommended to them the approval and adoption of this

Agreement and the Merger, the shareholders of the Target shall have approved the consummation of the transactions contemplated by this Agreement with no shareholders dissenting to the Merger, and the Target's Board of Directors shall have directed the appropriate officers to execute any document or take any action necessary to give effect to the Merger, all in accordance with the provisions of the Alabama Business Corporation Act, and the Purchaser shall have received copies of the resolutions duly adopted by the Board of Directors and the minutes of the Special Meeting, certified by the Secretary of the Target in the form attached as Exhibit 7.2(c), evidencing the taking of such actions.
                     --------------

          (d)  Incumbency.  The signatories to this Agreement shall retain their
               ----------
respective positions and offices until the Effective Date, and they shall, at the Effective Date, possess all necessary corporate authority to execute and deliver any documents necessary to give effect to the transactions contemplated by this Agreement under the provisions of the Alabama Business Corporation Act or any other any applicable law.

          (e)  Opinions.  The Purchaser shall have received an opinion dated the
               --------
Effective Date of Proctor and Vaughn, counsel to the Target, confirming the representations and warranties made by the Target at Sections 2.1 through 2.5, 2.19, 2.31 and 7.2(c) of this Agreement stating such counsel's opinion as to such other matters as Purchaser may reasonably request, and in substantially the same form as attached hereto as Exhibit 7.2(e), subject to customary limitations
                                --------------
reasonably acceptable to counsel for the Purchaser. In giving such opinion, such counsel may rely as to factual matters upon certificates of officers of the Target, certificates of public officials and any opinion of other attorneys for the Target.

          (f)  No Material Adverse Change.  There shall not have occurred after
               --------------------------
the date hereof any material adverse change in the business, assets, prospects, condition (financial or otherwise) or results of operations of the Target.

          (g)  Pre-Merger Review.  Purchaser together with such other employees,
               -----------------
agents, accountants, advisors and attorneys of Purchaser as Purchaser shall deem necessary, shall have been allowed access to the books and records of Target and its subsidiaries for the purpose of conducting a pre-merger review and due diligence examination. Such pre-merger review shall be conducted within thirty
(30) days of the execution of this Agreement, and any adjustments to the Consideration requested to be made by Purchaser shall be made within ten (10) days after the thirty (30) day period has expired. If such adjustments requested by Purchaser are not accepted by the Target within such period, Purchaser shall then have ten (10) days to terminate this Agreement. If Purchaser does not terminate the Agreement within this period, this condition shall be deemed waived by Purchaser.

          7.3  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET.  The
               -------------------------------------------------
obligation of the Target to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, unless the Target shall waive such fulfillment:

          (a)  Representations and Warranties.  Except for changes contemplated
               ------------------------------
by this Agreement and changes occurring in the ordinary course of business, the representations, warranties and agreements made by the Purchaser and the Agency herein shall be true in all material respects on and as of the Effective Date with the same effect as though such representations and warranties had been made or given on and as of the Effective Date.

          (b)  Performance of Obligations.  The Purchaser and the Agency shall
               --------------------------
have performed in all material respects the obligations undertaken by them herein and required to be performed at or prior to the Effective Date.

          (c)  Corporate Authorization.  The Board of Directors of the Purchaser
               -----------------------
and the Agency shall have duly adopted resolutions approving the Merger and directing the appropriate officers to execute any document necessary to give effect thereto, all in accordance with the provisions of the Alabama Business Corporation Act, and the Target shall have received copies of such resolutions certified by the Secretary of the Purchaser in the form attached as Exhibit
                                                                    -------
7.3(c).
------

          (d)  Incumbency.  The signatories to this Agreement shall retain their
               ----------
respective positions and offices until the Effective Date, and they shall, at the Effective Date, possess all necessary corporate authority to execute and deliver any documents necessary to give effect to the transactions contemplated by this Agreement under the provisions of the Alabama Business Corporation Act or any other any applicable law.

          (e)  Opinion.  The Target shall have received an opinion dated the
               -------
Effective Date of Baker, Donelson, Bearman & Caldwell, a Professional Corporation, counsel to the Purchaser, confirming the representations and warranties made by the Purchaser and the Agency at Sections 3.1 through 3.5 of this Agreement, and in substantially the same form as attached hereto as Exhibit
                                                                         -------
7.3(e), subject to customary limitations reasonably acceptable to counsel for
------
the Purchaser. In giving such opinion, such counsel may rely as to factual matters upon certificates of officers of the Purchaser, certificates of public officials and any opinion of other attorneys for the Purchaser.


                                   ARTICLE 8
                                   --------

                                INDEMNIFICATION
                                ---------------

          8.1  INDEMNIFICATION BY THE TARGET AND TARGET SHAREHOLDERS.
               -----------------------------------------------------

          (a)  Indemnity.  From and after the Effective Date, the Target and the
               ---------
Target Shareholders shall jointly and severally defend, indemnify and hold harmless the Purchaser, the Surviving Corporation and the Agency and their directors, officers, employees and agents, and all persons acting on their behalf, from, and reimburse the aforesaid Parties for, any and all Purchaser's Damages (as defined in Section 8.1(b)), but only to the extent set forth in
Section 8.1(c).

          (b)  Purchaser's Damages.  The term "Purchaser's Damages" shall
               -------------------
include all losses, costs, expenses (including reasonable attorneys' fees and experts' fees and expenses and other costs and expenses incident to any suit, action, investigation, claim or proceeding), fees, liabilities and damages sustained by the party entitled to indemnity prior to any reimbursement therefor:

               (i) arising from any breach of a representation or warranty of the Target or Target Shareholders contained in this Agreement (except in each case to the extent corrected or disclosed in writing to Purchaser prior to the Effective Date);

               (ii) resulting from a default in the performance of any of the covenants or obligations that the Target or the Target Shareholders are required to perform under this Agreement, except to the extent corrected or performed by the Target or the Target Shareholders prior to the Effective Date; or

               (iii) resulting from any foreign, federal, state or local income, franchise or other tax payable with respect to the Target's business for the periods ending on or prior to the Effective Date; provided, however, that the term "Purchaser's Damages" shall not include damages claimed for any particular matter which does not exceed $10,000.

          8.2  INDEMNIFICATION BY PURCHASER.
               ----------------------------

          (a)  Indemnity.  From and after the Effective Date, Purchaser shall
               ---------
indemnify and hold harmless the Target and Target Shareholders and all persons acting on their behalf from and reimburse the aforesaid Parties for any and all the Target's Damages, as defined in Section 8.2(b).

          (b)  Target's Damages.  The term "Targets' Damages" shall include all
               ----------------
losses, costs, expenses (including reasonable attorneys' and experts' fees and expenses and other costs and expenses incident to any suit, action, investigation, claim or proceeding), fees, liabilities and damages sustained by the party entitled to indemnity prior to any reimbursement therefor:

               (iv) arising from any breach of a representation or warranty of the Purchaser or the Agency contained in or made pursuant to this Agreement (except in each case to the extent corrected or disclosed in writing to the Target prior to the Effective Date);

               (v) resulting from a default in the performance of any of the covenants or obligations that the Purchaser or the Agency is required to perform under this Agreement (except to the extent corrected or performed by the Purchaser or the Agency prior to the Effective Date);

               (vi) resulting from or arising in connection with any liability expressly assumed by the Purchaser or the Agency as contemplated by this Agreement;

               (vii) resulting from or arising in connection with the Purchaser's or the Surviving Corporation's management, control, ownership or operation of the assets or business of the Surviving Corporation after the Effective Date;

               (viii) personal injury or property damage resulting from or arising in connection with any activities of the Purchaser or the Agency, or their employee's or agents, on the Target's premises prior to the Effective Date or on the Surviving Corporation's premises after the Effective Date.

          8.3  PROCEDURE FOR INDEMNIFICATION Claims.
               ------------------------------------

          (a) If the Target or Target Shareholders or the Purchaser wish to assert a claim against the other party under this ARTICLE 8, such party shall give written notice of such claim to the other party, specifying in reasonable detail the nature of the Purchaser's Damages or the Target's Damages for which indemnification is claimed, the Section or Sections of this Agreement upon which such claim is based and the amount claimed in respect thereof ("Notice of Claim"). Any such Notice of Claim must be submitted prior to the third anniversary of the Effective Date.

          (b) The Target and Target Shareholders and the Purchaser shall consult and use their best efforts to cooperate in determining whether a Notice of Claim is entitled to indemnity pursuant to this ARTICLE 8. When the Parties determine that a Notice of Claim is entitled to indemnity, by agreement or otherwise, the indemnifying party shall pay to the indemnified party the amount of the claim by certified check or other means which is acceptable to the indemnified party.

          (c) If any legal proceeding by a third party shall be instituted, or any claim or demand made, against any indemnified party in respect of which an indemnifying party may be liable hereunder, the indemnified party shall give prompt written notice thereof to the indemnifying party. The indemnifying party, at its expense, and, with the consent of the indemnified party, may participate in any such legal proceeding and the negotiations and settlement of any such claim or demand. The indemnifying party shall have the absolute right, in its sole discretion and without the consent of the indemnified party, to settle any such legal proceeding, claim or demand so long as all obligations and liabilities of the indemnified party are extinguished thereby and the interests of the indemnified party are not otherwise prejudiced.

          (d) If the amount of Purchaser's Damages or the Target's Damages paid shall, at any time subsequent to such payment, be reduced by any recovery, settlement or otherwise, the amount of such reduction, less any expense incurred by the party receiving such recovery in connection therewith, shall be promptly repaid to the indemnifying party.


                                   ARTICLE 9
                                   ---------

                                 Miscellaneous
                                 -------------

          9.1  TERMINATION.  This Agreement may be terminated and the Merger
               -----------
abandoned prior to the Effective Date:

          (a) by mutual written consent of the Target and the Purchaser at any time;

          (b) by the Target at any time after December 31, 1998, provided that the Target is not in any material breach of any covenant, agreement, representation or warranty made by it in this Agreement;

          (c) by the Purchaser at any time after December 31, 1998, provided that the Purchaser is not in any material breach of any covenant, agreement, representation or warranty made by it in this Agreement; or

          (d) by either the Purchaser or Target if there are any material inaccuracies, misrepresentations or breaches of the other's representations and warranties hereunder, or if the other has breached or failed to perform any of its material covenants or agreements contained herein.

          In the event of termination, each of the Parties shall be responsible for its own expenses and neither Purchaser nor Target shall have any further liability to the other hereunder, except that (a) Section 5.4 shall survive such termination; and (b) if such termination results from willful breach, the non-breaching party may pursue such remedies as may be legally available to it.

          9.2  AMENDMENT.  The Parties may, by mutual agreement of the
               ---------
respective Boards of Directors of Target and Purchaser, amend, modify or supplement this Agreement or any Schedule or Exhibit to the Agreement in such manner as may be agreed upon by them in writing, at any time before or after approval of the Merger and the transactions contemplated thereby by the shareholders of Purchaser and Target, provided that no such amendment, modification or supplement shall be made which reduces the Consideration or changes the tax consequences without the further approval of the shareholders of the Target. This Agreement may be amended at any time and, as amended, restated by the President of the Purchaser and the Target, without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross-references, or to make such other changes which are immaterial to the substance of the transactions contemplated hereby. This Agreement may not be otherwise amended except by an instrument in writing signed on behalf of all the Parties hereto. Otherwise, this Agreement may not be amended, modified or supplemented in whole or in part except by an instrument in writing executed by each party to this Agreement.

          9.3  ASSIGNMENT.  The Parties agree that neither this Agreement nor
               ----------
any rights created hereby shall be assignable by any party.

          9.4  DESCRIPTIVE HEADINGS.  The descriptive headings are for
               --------------------
convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

          9.5  NOTICES.  All notices or other communications that are required
               -------
or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile or other electronic transmission or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Target and/or Target Shareholders:

     Wright-Sprayberry, Inc.
     Sam H. Wright or
     Steven E. Sprayberry
     106 North Broadway Avenue
     Sylacauga, Alabama 35150

With a copy to:

     Barry D. Vaughn, Esq.
     Proctor and Vaughn
     P.O. Box 2129
     Sylacauga, Alabama 35150-2129
     Telephone:  (256) 249-8527
     Telecopier: (256) 245-7123
     Internet:   PANDV@mindspring.com

If to Purchaser:

     Frontier National Corporation
     Harry I. Brown, Jr.
     43 North Broadway
     Sylacauga, Alabama 35150

With a copy to:

     Steven J. Eisen
     Baker, Donelson, Bearman & Caldwell
     1700 Nashville City Center
     511 Union Street
     Nashville,  Tennessee 37219
     Telephone:  (615) 726-5600
     Telecopier: (615) 726-0464

          9.6   GOVERNING LAW.  This Agreement shall be governed by and
                -------------
construed in accordance with the laws of the State of Alabama applicable to contracts made and to be performed entirely within such State.

          9.7   PUBLIC ANNOUNCEMENTS.  So long as this Agreement is in effect,
                --------------------
each of the Purchaser and the Target shall not, and shall cause their respective officers, directors, employees and agents not to, issue or cause the publication of any press release or other announcement or statement with respect to this Agreement or the Merger without the consent of the other, which shall not be unreasonably withheld or delayed, except where such release, announcement or statement is required by applicable law or any listing agreement with any national securities exchange (including NASDAQ) on which its securities are listed or traded, in which case Purchaser or Target, as the case may be, will deliver simultaneously a copy of such release, announcement or statement to the other.

          9.8   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  All representations
                ------------------------------------------
and warranties made by any party to this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement. The representations and warranties contained in this Agreement shall be deemed to be made on the date hereof and on the Effective Date and shall survive the Closing Date for a period of three (3) years from the Closing Date, except as to tax matters which shall survive for the period of time necessary for state and federal statutes of limitations to run on the filing of the state and federal tax returns of Target for the year ended June 30, 1998. All of the Target's Schedules hereto will be updated as necessary to make them true and correct as of the Effective Date.

          9.9   EXTENSIONS AND WAIVERS. At any time prior to the Effective Date,
                ----------------------
the Parties hereto, by action taken by the Boards of Directors of the Purchaser and the Target or their duly authorized officers, may: (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the covenants or agreements of the other Parties or with any of the conditions to the obligations of the waiving party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No such waiver or extension shall imply any further waiver or extension.

          9.10  COUNTERPARTS.  For the convenience of the Parties and to
                ------------
facilitate the filing of this Agreement with regulatory authorities, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          9.11  ENTIRE AGREEMENT.  This Agreement:  (i) constitutes the entire
                ----------------
Agreement between the Parties hereto and supersedes all other prior agreements and undertakings, both written and oral, of the Parties, or any of them, with respect to the subject matter hereof; and (ii) is not intended to confer upon any other person or entity any rights or remedies hereunder.

     IN WITNESS WHEREOF, the undersigned officers of each of the Parties to this Agreement, pursuant to authority duly given by their respective Boards of Directors, have caused this Agreement to be duly executed.


                              FRONTIER NATIONAL CORPORATION


                              By:    /s/ Harry I. Brown, Jr.
                                 -------------------------------
                              Title: Chairman & CEO
                                    ----------------------------


                              THE FRONTIER AGENCY

                              By:    /s/ Harry I. Brown, Jr.
                                 -------------------------------
                              Title: President
                                    ----------------------------


                              WRIGHT-SPRAYBERRY, INC.


                              By:    /s/ Sam H. Wright
                                 -------------------------------
                              Title: President
                                    ----------------------------


                              /s/ Cornelia Leigh A. Wright
                              ----------------------------------
                              CORNELIA LEIGH A. WRIGHT

                              /s/ Carol H. Sprayberry
                              ----------------------------------
                              CAROL H. SPRAYBERRY

                              /s/ Sam H. Wright
                              ----------------------------------
                              SAM H. WRIGHT

                              /s/ Steven E. Sprayberry
                              ----------------------------------
                              STEVEN E. SPRAYBERRY